EXHIBIT 23.0
Consent of Independent Registered Public Accounting Firm
The Board of Directors
FSI International, Inc.:
We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-29494, 33-39919, 33-33649, 33-33647, 33-39920, 33-42893, 33-77852, 33-77854, 33-60903, 333-30675, 333-19677, 333-19673, 333-01509, 333-50991, 333-94383, 333-96275, 333-61164, 333-104088, 333-113735 and 333-122729) and on Form S-3 (No. 333-86148) of FSI International, Inc. of our reports dated November 1, 2007, relating to the consolidated balance sheets of FSI International, Inc. and subsidiaries as of August 25, 2007 and August 26, 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended August 25, 2007 and the effectiveness of internal control over financial reporting as of August 25, 2007 which reports appear in the August 25, 2007 annual report on Form 10-K of FSI International, Inc.
Our report refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, on August 28, 2005, and Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, as of August 27, 2006.
/s/ KPMG LLP
Minneapolis, Minnesota
November 1, 2007